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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                                  PINNACOR INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    723487104
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [X]     Rule 13d-1(b)

            [ ]     Rule 13d-1(c)

            [ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 7 Pages

-----------------------------------------------------
CUSIP No. 723487104
-----------------------------------------------------

========== =====================================================================
  1        NAME OF REPORTING PERSON

           Van Wagoner Capital Management, Inc. - 94-3235240
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                       (b)   |X|
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------- --- ------------------------------------------------------------
 NUMBER OF      5   SOLE VOTING POWER

  SHARES            -0-
                --- ------------------------------------------------------------
BENEFICIALLY    6   SHARED VOTING POWER

  OWNED BY          -0-
                --- ------------------------------------------------------------
    EACH        7   SOLE DISPOSITIVE POWER

 REPORTING          809(1)
                --- ------------------------------------------------------------
   PERSON       8   SHARED DISPOSITIVE POWER

    WITH            -0-
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            809(1)
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]

            Not Applicable
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.0%(1)
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON

            IA
================================================================================


--------------------------
(1) The percent ownership calculated is based upon an aggregate of 40,519,033 shares outstanding as of November 5, 2002.


                               Page 2 of 7 Pages

-----------------------------------------------------
CUSIP No. 723487104
-----------------------------------------------------

========== =====================================================================
  1        NAME OF REPORTING PERSON

           Van Wagoner Funds, Inc. -  94-3256573, 94-3256574
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                       (b)   |X|
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY


---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
--------------- --- ------------------------------------------------------------
 NUMBER OF      5   SOLE VOTING POWER

  SHARES            809(1)
                --- ------------------------------------------------------------
BENEFICIALLY    6   SHARED VOTING POWER

  OWNED BY          -0-
                --- ------------------------------------------------------------
    EACH        7   SOLE DISPOSITIVE POWER

 REPORTING          -0-
                --- ------------------------------------------------------------
   PERSON       8  SHARED DISPOSITIVE POWER

    WITH            -0-
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            809(1)
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]

            Not Applicable
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.0%(1)
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON

            IV
================================================================================


--------------------------
(1) The percent ownership calculated is based upon an aggregate of 40,519,033 shares outstanding as of November 5, 2002.


                               Page 3 of 7 Pages

-----------------------------------------------------
CUSIP No. 723487104
-----------------------------------------------------

This Amendment No. 2 to the undersigned's Schedule 13G, which was originally filed on February 14, 2001 (the "Schedule 13G") with regard to Pinnacor Inc. (formerly ScreamingMedia Inc.) (the "Issuer") is being filed to amend Items 2(a), 2(b), 2(e), 4 and 5 of the Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the
Schedule 13G.

   Item 2(a).  Name of Person Filing:
   ----------  ----------------------
               The persons filing this Schedule 13G are (i) Van Wagoner Capital Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and (ii) Van Wagoner Funds, Inc., an investment company registered under the Investment Company Act of 1940. Van Wagoner Funds, Inc. includes two portfolios, each with a separate I.R.S. identification number, Van Wagoner Capital Appreciation Fund and Van Wagoner Growth Fund. Van Wagoner Capital Management, Inc. is the investment adviser to Van Wagoner Funds, Inc. Attached as Exhibit 1 hereto, which is incorporated by reference herein, is an agreement between Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. that this Schedule 13G is filed on behalf of each of them.

   Item 2(b).  Address of Principal Business Office or, if none, Residence:
   ----------  ------------------------------------------------------------
               435 Pacific Avenue, Suite 400
               San Francisco, CA  94133

               (for both Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc.)

   Item 2(e).  CUSIP Number:
   ----------  -------------
               723487104


                       Page 4 of 7 Pages

-----------------------------------------------------
CUSIP No. 723487104
-----------------------------------------------------

   Item 4.     Ownership
   -------     ---------
               Van Wagoner Capital Management, Inc.
               ------------------------------------
               (a)  Amount Beneficially Owned: 809*

               (b)  Percent of Class: 0.0%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: -0-

                    (ii)  shared power to vote or to direct the vote: -0-

                    (iii) sole power to dispose or to direct the disposition
                          of: 809

                    (iv) shared power to dispose or to direct the disposition of: -0-

               Van Wagoner Funds, Inc.
               -----------------------
               (a)  Amount Beneficially Owned: 809*

               (b)  Percent of Class: 0.0%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  809

                    (ii)  shared power to vote or to direct the vote: -0-

                    (iii) sole power to dispose or to direct the disposition
                          of: -0-

                    (iv) shared power to dispose or to direct the disposition of: -0-

   Item 5.     Ownership of Five Percent or Less of a Class.
   -------     ---------------------------------------------
               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.


--------------------------
* Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. share beneficial ownership over the same 809 shares.



                                Page 5 of 7 Pages

-----------------------------------------------------
CUSIP No. 723487104
-----------------------------------------------------

               Exhibits.
               ---------

                    1. Agreement to file Schedule 13G jointly.

                                    SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 30, 2003
--------------------------
Date

VAN WAGONER CAPITAL MANAGEMENT, INC.


By: /s/ Garrett R. Van Wagoner
   -----------------------------------------
   Garrett R. Van Wagoner, President


VAN WAGONER FUNDS, INC.


By: /s/ Garrett R. Van Wagoner
   -----------------------------------------
   Garrett R. Van Wagoner, President


                               Page 6 of 7 Pages

-----------------------------------------------------
CUSIP No. 723487104
-----------------------------------------------------


                                    EXHIBIT 1
                                    ---------


     AGREEMENT, dated as of January 30, 2003, by and among Van Wagoner Capital Management, Inc., a Delaware corporation and Van Wagoner Funds, Inc., a Maryland corporation.

     WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the "Act"), only one such statement need be filed whenever two or more persons are required to file a statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement is filed on behalf of each of them.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

     Both Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. hereby agree, in accordance with Rule 13d-1(k) under the Act, to file one Statement on Schedule 13G relating to their ownership of the Common Stock of Pinnacor Inc. (formerly ScreamingMedia Inc.), and hereby further agree that said Statement shall be filed on behalf of both Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. Nothing herein shall be deemed to be an admission that the parties hereto, or any of them, are members of a "group" (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of Pinnacor Inc. (formerly ScreamingMedia Inc.)

     IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

                                       VAN WAGONER CAPITAL MANAGEMENT, INC.


                                       By: /s/ Garrett R. Van Wagoner
                                          --------------------------------------
                                           Garrett R. Van Wagoner, President


                                       VAN WAGONER FUNDS, INC.


                                       By: /s/ Garrett R. Van Wagoner
                                          --------------------------------------
                                           Garrett R. Van Wagoner, President



                                Page 7 OF 7 Pages